UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


SEC FILE NUMBER:                                                       000-33097

CUSIP NUMBER:                                                        16939W 10 1


(Check one):
[X] Form 10-K   [_]   Form 20-F    [_] Form 11-K    [_] Form 10-Q
[_] Form 10-D   [_] Form N-SAR     [_] Form N-CSR

For Period Ended: December 31, 2007

[_]  Transition Report on Form 10-K

[_]  Transition Report on Form 20-F

[_]  Transition Report on Form 11-K

[_]  Transition Report on Form 10-Q

[_]  Transition Report on Form N-SAR

For the Transition Period Ended:
--------------------------------------------------------------------------------


  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PART I -- REGISTRANT INFORMATION
--------------------------------------------------------------------------------

CHINA KANGTAI CACTUS BIO-TECH INC.
----------------------------------
Full Name of Registrant


Former Name if Applicable


99 Taibei Road
Limin Economic and Technological Development Zone
Harbin, Heilongjiang Province
People's Republic of China
Post Code 150025
---------------------------------------------------------
Address of Principal Executive Office (Street and Number)
City, State and Zip Code


--------------------------------------------------------------------------------
PART II -- RULES 12b-25(b) AND (c)
--------------------------------------------------------------------------------


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[_]   (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

[X]   (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[_]   (c)  The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
PART III -- NARRATIVE
--------------------------------------------------------------------------------


State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


Registrant has been unable to complete its Annual Report on Form 10-K for the year ended December 31, 2007, within the prescribed time because of delays in completing the preparation of its financial statements and its management discussion and analysis. Therefore, Registrant requires additional time in order to prepare and file its Form 10-K.


--------------------------------------------------------------------------------
PART IV -- OTHER INFORMATION
--------------------------------------------------------------------------------


(1) Name and telephone number of person to contact in regard to this notification

      Jinjiang Wang                86                    451-57351189
      ---------------------------------------------------------------
         (Name)                (Area Code)          (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).

                               Yes [X]   No [_]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof ?


                               Yes [_]   No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                       CHINA KANGTAI CACTUS BIO-TECH INC.
                  ---------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date March 31, 2008                        By  /s/ Jinjiang Wang
                                                --------------------
                                                Jinjiang Wang
                                                President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).